Filed Pursuant to Rule 424(b)(5)
Registration No. 333-239010

PROSPECTUS SUPPLEMENT
(to Prospectus dated June 17, 2020)

Up to $30,000,000
Common Stock

We have entered into a Controlled Equity OfferingSM Sales Agreement, or sales agreement, with Cantor Fitzgerald & Co., or Cantor, relating to our common stock, par value $0.0001 per share, or common stock offered by this prospectus supplement. In accordance with the terms of the sales agreement, as amended, we may offer and sell our common stock having an aggregate offering price of up to $30,000,000, from time to time through Cantor, acting as sales agent.

Our common stock trades on the Nasdaq Capital Market under the symbol “AYTU”. On June 3, 2021, the last reported sale price for our common stock on the Nasdaq Capital Market was $5.21 per share.

Sales of our common stock, if any, under this prospectus supplement will be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Cantor is not required to sell any specific amount but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Cantor will be entitled to compensation at a commission rate of 3.0% of the gross sales price of the shares sold under the sales agreement. See “Plan of Distribution” beginning on page S-11 for additional information regarding the compensation to be paid to Cantor. In connection with the sale of common stock on our behalf, Cantor will be deemed to be an “underwriter” within the meaning of the United States Securities Act of 1933, as amended (the “Securities Act”), and the compensation of Cantor will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Cantor with respect to certain liabilities, including civil liabilities under the Securities Act.

Investing in our common stock involves risks. You should read this prospectus supplement and the accompanying prospectus, as well as the risk factors referred to on page S-8 of this prospectus supplement under the caption “Risk Factors” and those contained or described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 4, 2021

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a “shelf” registration process. We provide information to you about the issuances and sales of the common stock offered hereby in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding the issuances and sales of the common stock offered hereby, and (2) the accompanying prospectus, which provides general information regarding us, our securities, and other information, some of which may not apply to the issuances and sales of the common stock offered hereby. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in a document incorporated by reference in this prospectus supplement having a later date, the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier date.

You should read this prospectus supplement, together with the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with the issuances and sales of the common stock offered hereby before making an investment decision. You should also read and consider the information in the documents referred to in the sections of this prospectus supplement and the accompanying prospectus entitled “Where You Can Find More Information” and “Documents Incorporated By Reference.”

We have not, and Cantor has not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we have authorized for use in connection with the issuances and sales of the common stock offered hereby. We and Cantor take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We are not making an offer to sell nor a solicitation of an offer to buy our common stock in any jurisdiction in which an offer or solicitation is not permitted or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement, and in any free writing prospectus that we have authorized for use in connection with the issuances and sales of the common stock offered hereby is accurate only as of its respective date, regardless of the time of delivery of the respective document or of any sale of securities covered by this prospectus supplement. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we have authorized for use in connection with the issuances and sales of the common stock offered hereby, is accurate as of any date other than the respective dates thereof.

Unless stated otherwise or the context otherwise requires, references in this prospectus supplement to “Aytu,” the “Company,” “we,” “us,” or “our” refer to Aytu BioPharma, Inc. and our wholly-owned subsidiaries through which we conduct our business. The Aytu logo and certain Aytu product names are trademarks of Aytu in the United States and in other select countries. We may indicate U.S. trademark registrations and U.S. trademarks with the symbols “®” and “™”, respectively. Other third-party logos and product/trade names are registered trademarks or trade names of their respective owners.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference herein, contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, and are based on management’s current expectations. These forward-looking statements can be identified by the use of forward-looking terminology, including, but not limited to, “believes,” “may,” “will,” “would,” “should,” “expect,” “anticipate,” “seek,” “see,” “confidence,” “trends,” “intend,” “estimate,” “on track,” “are positioned to,” “on course,” “opportunity,” “continue,” “project,” “guidance,” “target,” “forecast,” “anticipated,” “plan,” “potential” and the negative of these terms or comparable terms.

Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” or otherwise discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2020 and March 31, 2021, and in our other filings made from time to time with the SEC after the date of this prospectus.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the documents that we have filed with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents and reports filed from time to time with the SEC.

All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We are not under any obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our common stock. For a more complete understanding of our company and this offering, you should read carefully this entire prospectus supplement, including the information incorporated by reference into this prospectus supplement, and any free writing prospectus prepared by or on our behalf that we have authorized for use in connection with this offering, including the “Risk Factors” section beginning on page S-8 of this prospectus supplement and the other information included in, or incorporated by reference into, this prospectus supplement.

Company Overview

We are a commercial-stage specialty pharmaceutical company focused on commercializing novel products that address significant healthcare needs in both prescription and consumer health categories. Through the Company’s heritage prescription business and following the Company’s recent merger with Neos Therapeutics, Inc. (“Neos”), we currently market a portfolio of prescription products with a focus on pediatrics and attention deficit/hyperactivity disorder (“ADHD”). We also market a portfolio of consumer health products through our consumer health subsidiary also addressing large product categories.

On December 10, 2020, we announced a definitive merger agreement with Neos Therapeutics whereby we agreed to acquire all outstanding shares of Neos stock in an all-stock transaction. Through this merger transaction, which was completed on March 19, 2021, the Company increased its footprint in the prescription pediatric market through the acquisition of Neos’ established, growing multi-brand ADHD portfolio addressing the $8.5 billion ADHD market. For the 12-month period ending September 30, 2020, Neos generated $57.0 million in revenues, so on a combined pro-forma basis for this same period, Aytu and Neos' aggregate pro forma net revenue is over $100.0 million. Through the Neos merger, the newly combined company expects to gain operational and commercial synergies that can be harnessed to accelerate the path to profitability for the combined entity, with estimated annualized cost synergies of approximately $15.0 million beginning fiscal year 2022.

Commercial Prescription Products

The Company’s prescription ADHD portfolio (the “ADHD Portfolio”), which was acquired through the merger with Neos, includes three branded products marketed and sold by us in the United States using our newly consolidated internal commercial organization.

These commercial products are extended-release (“XR”) medications in patient-friendly, orally disintegrating tablet (“ODT”) or oral suspension dosage forms that utilize our microparticle modified-release drug delivery technology platform. We received approval from the U.S. Food and Drug Administration (“FDA”) for our three ADHD products, as follows:

Branded Product	Approved Indication	FDA Approval Date	Commercial Launch Date
Adzenys XR-ODT (amphetamine)	Treatment of ADHD in patients 6 years and older	January 2016	May 2016
Cotempla XR-ODT (methylphenidate)	Treatment of ADHD in patients 6 to 17 years old	June 2017	September 2017
Adzenys ER (amphetamine) oral suspension	Treatment of ADHD in patients 6 years and older	September 2017	February 2018

Products containing amphetamine or methylphenidate are the most commonly prescribed medications in the United States for the treatment of ADHD. We believe Adzenys XR-ODT and Cotempla XR-ODT are the first amphetamine and methylphenidate extended-release, orally disintegrating tablets, respectively, marketed for the treatment of ADHD.

The Company’s legacy prescription pediatric portfolio (the “Pediatric Portfolio”) includes Cefaclor, a second-generation cephalosporin antibiotic suspension, Karbinal® ER, an extended-release carbinoxamine (antihistamine) suspension indicated to treat numerous allergic conditions, and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary prescription fluoride-based supplement product lines containing combinations of fluoride and vitamins in various formulations for infants and children with fluoride deficiency. These products serve large pediatric markets and offer distinct clinical features and patient benefits.

The Company’s primary care portfolio (the “Primary Care Portfolio”) includes ZolpiMist, the only FDA-approved oral spray prescription sleep aid and Tuzistra® XR, the only FDA-approved 12-hour codeine-based antitussive syrup. In addition to our legacy Primary Care Portfolio products, through the Neos merger we now sell our generic equivalent to the branded product Tussionex®, an extended-release oral suspension of hydrocodone and chlorpheniramine indicated for the relief of cough and upper respiratory symptoms of a cold (“generic Tussionex”).

In 2020, to facilitate improved patient access to our ADHD products, Neos deployed a Neos-sponsored patient support program, called Neos RxConnect, which we have now rebranded as Aytu RxConnect. As of December 31, 2020, this program now operates through a network of approximately 900 pharmacies. We expect to integrate the Aytu pediatric and legacy products into the RxConnect program. The RxConnect program offers affordable and predictable copays to all commercially-insured patients, regardless of their individual insurance plan and seeks to significantly reduce the challenges and frustrations that health care professionals and their office staff can face when prescribing medications, including our medications, for their patients. We have begun to incorporate the Aytu legacy products into the Aytu RxConnect platform as we integrate the product portfolios of the predecessor companies.

Aytu Consumer Health Subsidiary

In February 2020, we acquired Innovus Pharmaceuticals (“Innovus”), a specialty pharmaceutical company commercializing, licensing and developing safe and effective consumer healthcare products designed to improve health and vitality. Innovus Pharmaceuticals, which we also refer to as Aytu Consumer Health, commercializes over twenty consumer health products competing in large healthcare categories including diabetes, men's health, sexual wellness, general wellness and respiratory health. The Innovus product portfolio is commercialized through direct-to-consumer and e-commerce marketing channels utilizing the Company's proprietary Beyond Human® marketing platform.

Development Portfolio

AR101 (enzastaurin)

On April 12, 2021, the Company acquired substantially all the assets of Rumpus Therapeutics, LLC through an asset purchase agreement with Rumpus VEDS, LLC, Rumpus Therapeutics, LLC, Rumpus Vascular, LLC (together with Rumpus VEDS, LLC and Rumpus Therapeutics LLC, “Rumpus”), and principal executive officers Christopher Brooke and Nathaniel Massari. Pursuant to the Rumpus transaction, Aytu acquired certain rights and other assets, including key commercial licenses, relating to enzastaurin. The Company paid $1.5 million in cash up front and, upon the achievement of certain regulatory and commercial milestones, may pay up to $67.5 million in earn-out payments. These earn-out payments are payable in cash or shares of common stock of the Company, generally at the Company’s option. The shares of common stock, if issued, will be issued under the Company’s Acquisition Shelf on Form S-4 (SEC File No. 333-239011). Through this asset purchase, the Company acquired a global license to enzastaurin (which the Company now refers to as “AR101”) for rare, inherited connective tissue disorders specifically inclusive of vascular Ehlers-Danlos Syndrome (“vEDS”).

AR101 is an orally available investigational first-in-class small molecule, serine/threonine kinase inhibitor of the PKC beta, PI3K and AKT pathways. AR101 has been studied in more than 3,300 patients across a range of solid and hematological tumor types in clinical trials previously conducted by Eli Lilly & Company. Dr. Hal Dietz developed the first preclinical model that mimics the human condition and recapitulates vEDS, and this model serves as the basis for the plausible clinical benefit and rationale for conducting a clinical study with AR101 in vEDS. This knock-in model has the same genetic mutation most prevalent in vEDS patients and is representative of the human condition in both the timing and location of vascular events. The model has generated identical structural histology and mechanical characteristics, and unbiased findings demonstrated that structure alone does not lead to vascular events. Objective comparative transcriptional profiling by high-throughput RNA sequencing of the aorta displayed a molecular signature for excessive PKC/ERK cell signaling that is the driver of disease. PKC inhibition proved efficacious in multiple pre-clinical models and indeed prevented death due to vascular rupture.

Pivotal Phase 3 studies for both newly-diagnosed diffuse large B-cell lymphoma (“DLBCL”) and glioblastoma multiforme {“GBM”) are currently being conducted by Denovo Biopharma LLC (“Denovo”), enzastaurin's owner, following Denovo’s acquisition of enzastaurin from Eli Lilly & Company. Enzastaurin received orphan drug designation in DLBCL and GBM from the U.S. Food and Drug Administration (“FDA”) and European Medicines Agency (“EMA”). In July 2020, the FDA granted enzastaurin Fast Track qualification for the first-line treatment of GBM. As part of the Rumpus transaction Aytu has secured exclusive global rights to enzastaurin/AR101 from Denovo in the fields of rare genetic pediatric onset or congenital disorders outside of oncology. We expect to receive Orphan Drug Designation for AR101, allowing for seven years' marketing exclusivity in the United States and ten years in Europe and Japan. AR101 is protected by a suite of pending patents being pursued in major markets globally which have been licensed from The Johns Hopkins University and have an earliest priority date of March 2017. We expect to advance AR101 to a pivotal study following submission and FDA acceptance of an Investigational New Drug (“IND”) application.

N-desethyloxybutynin

Our other clinical-stage pharmaceutical asset, N-desethyloxybutynin (which Neos previously referred to as NT0502), is an active metabolite of the active ingredient in DITROPAN® (oxybutynin chloride), an FDA-approved medication for a urological condition. NT0502 is a new chemical entity and selective anticholinergic agent that Neos has been developing as an oral, once- or twice-daily treatment to reduce chronic sialorrhea in patients with neurological conditions associated with excessive salivation and drooling. Based on preclinical data, we believe that NT0502 is preferential for blocking muscarinic receptors in the salivary glands and may offer the potential for an improved tolerability profile and an easier-to-dose oral formulation compared to existing treatment options. We intend to utilize the regulatory pathway provided by Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act for NT0502. In January 2020, Neos announced the completion of dosing in a Phase 1 pilot pharmacokinetic study for NT0502. The Phase 1 trial was a single-dose open-label, randomized, parallel study to assess the systemic exposure and safety of four ion-resin, modified-release ODT formulations of N-desethyloxybutynin and oxybutynin in 30 healthy adults. The top-line results from this study confirmed a formulation for further clinical development. We plan to initiate a Phase 1 single ascending dose/multiple ascending dose study (“SAD/MAD study”) of NT0502. Neos acquired N-desethyloxybutynin on October 23, 2018, when Neos entered into an Exclusive License Agreement with NeuRx Pharmaceuticals, LLC (“NeuRx”) pursuant to which NeuRx granted an exclusive, worldwide, royalty bearing license to Neos to develop, manufacture and commercialize certain pharmaceutical products containing NeuRx’s proprietary compound.

Healight™

Our clinical-stage medical device asset, an ultraviolet (UV)-A light endotracheal catheter we refer to as Healight™, is being studied as a potential treatment for mechanically ventilated patients suffering from severe respiratory infections, including the infection caused by SARS-CoV-2 (the virus implicated in COVID-19). In April 2020, we licensed global rights to the Healight technology platform from Cedars-Sinai Medical Center. The research team at the Medically Associated Science and Technology (“MAST”) Program at Cedars-Sinai has been developing the patent-pending Healight platform since 2016 and has produced a growing body of scientific evidence demonstrating pre-clinical safety and effectiveness of the technology as an antiviral and antibacterial treatment. The Healight technology employs proprietary methods of administering intermittent ultraviolet A light via a novel endotracheal medical device that, when implemented clinically, is inserted through the patient’s endotracheal tube and illuminated intermittently over a period of multiple days. Pre-clinical findings indicate the technology's impact on eradicating a wide range of viruses and bacteria, inclusive of human coronavirus. Those data, along with recently published clinical data from a five-patient study studying SARS-CoV-2, have been the basis of discussions with the FDA for a near-term path to enable human use for the potential treatment of coronavirus in intubated patients in the intensive care unit (“ICU”). Beyond the initial pursuit of a coronavirus ICU indication, additional data suggest broader clinical applications for the technology across a range of viral and bacterial pathogens. This includes bacteria implicated in ventilator-associated pneumonia (“VAP”). A randomized, controlled, sham-controlled study is currently being planned to further evaluate Healight in SARS-CoV-2, and additional clinical applications (including VAP) are being considered.

Aytu's strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within large therapeutic markets.

Key Product Highlights:

ADHD Portfolio

●	Adzenys XR-ODT - Neos received approval on January 27, 2016 from the FDA for Adzenys XR-ODT for the treatment of ADHD in patients six years and older. We believe Adzenys XR-ODT is the first amphetamine XR-ODT approved for the treatment of ADHD. The NDA for Adzenys XR-ODT relies on the efficacy and safety data that formed the basis of FDA approval for the listed drug, Adderall XR, 30 mg, together with bioequivalence, bioavailability and aggregate safety data from our Adzenys XR-ODT clinical program. Adzenys XR-ODT contains amphetamine loaded onto a mixture of immediate-release and polymer-coated delayed-release resin particles, which are formulated and compressed into an ODT along with other typical tableting excipients using our patented rapidly disintegrating ionic masking (“RDIM”) technology. The result is amphetamine with an in vivo extended-release profile delivered through a tablet that quickly disintegrates in the mouth without the need for water. Adzenys XR-ODT is available in 30-day supply, child-resistant blister packs. Adzenys XR-ODT is protected by a suite of composition-of-matter patents that are scheduled to expire in 2032. These patents are listed in the FDA’s publication of approved drug products with therapeutic equivalence evaluations (the “Orange Book”). In addition, Neos entered into the settlement and licensing agreement (“Actavis Agreement”) with Actavis, which resolved all ongoing litigation involving our Adzenys XR-ODT patents and Actavis’ abbreviated new drug application (“ANDA”) with the FDA for a generic version of Adzenys XR-ODT. Under the Actavis Agreement, Neos granted Actavis the right to manufacture and market its generic version of Adzenys XR-ODT under the ANDA beginning on September 1, 2025, or earlier under certain circumstances.

●	Neos included a Paragraph IV certification in the NDA submission for Adzenys XR-ODT, which required a Paragraph IV certification notification to the producer of Adderall XR®, Shire Pharmaceuticals, in accordance with the Hatch-Waxman Amendments. In July 2014, we entered into a license agreement with Shire, pursuant to which Shire granted us a non-exclusive license to certain patents owned by Shire for certain activities with respect to Adzenys XR-ODT. Under the terms of the agreement, we paid a lump sum, non-refundable license fee of an amount less than $1.0 million in February 2016. We are paying a single digit royalty on net sales of Adzenys XR-ODT during the life of the patents. Additionally, the license agreement contains a covenant from Shire not to file a patent infringement suit against us alleging that Adzenys XR-ODT infringes the relevant Shire patents.

●	In conjunction with the approval of the Adzenys XR-ODT NDA, Neos committed to the FDA to conduct certain clinical studies in preschool (age four to five years) children with ADHD as a post-marketing requirement. Neos completed a pharmacokinetic study in this population in 2018 and has had ongoing discussions with the FDA to further clarify the design protocols required to conduct the remaining studies.

●	Cotempla XR-ODT – Neos received approval of Cotempla XR-ODT from the FDA for the treatment of ADHD in patients 6 to 17 years old, on June 19, 2017. The Cotempla XR-ODT NDA relies on the efficacy and safety data that formed the basis of FDA approval for the listed drug, Metadate CD®, together with bioavailability/bioequivalence data and efficacy/safety data from Neos’ Cotempla XR-ODT clinical program. The results of Neos’ Phase 3 clinical efficacy and safety trial showed a statistically significant improvement in ADHD symptom control compared to placebo across the classroom day. Onset of effect was observed within one hour post-dose and persisted through 12 hours. No serious adverse events were reported during the study and the adverse event profile was consistent with the drug’s mechanism of action.

●	Cotempla XR-ODT contains methylphenidate loaded onto a mixture of immediate-release and polymer-coated delayed-release resin particles, which are formulated and compressed into an ODT along with other typical tableting excipients using Neos’ RDIM technology. The result is methylphenidate with an in vivo extended-release profile delivered through a tablet that quickly disintegrates in the mouth. Cotempla XR-ODT is available in 30-day supply, child-resistant blister packs. We believe Cotempla XR-ODT is the first methylphenidate XR-ODT for the treatment of ADHD. We have composition-of-matter patents in the U.S. which we expect will provide Cotempla XR-ODT intellectual property protection until 2032. These patents are listed in the Orange Book. In addition, we entered into a settlement and licensing agreement (“Teva Agreement”) with Teva, which resolved all ongoing litigation involving the Cotempla XR-ODT patents and Teva’s ANDA with the FDA for a generic version of Cotempla XR-ODT. Under the Teva Agreement, Neos granted Teva the right to manufacture and market its generic version of Cotempla XR-ODT under the ANDA beginning on July 1, 2026, or earlier under certain circumstances.

●	In connection with the approval of the Cotempla XR-ODT NDA, Neos committed to the FDA to perform additional clinical studies in preschool (age four to five years) children with ADHD as a post-marketing requirement. Neos commenced with a pharmacokinetic study in this population in 2018, which was completed in 2019 and has ongoing discussions with the FDA to further clarify the design protocols required to conduct the remaining studies.

The Pediatric Rx Portfolio

In November 2019 we acquired a portfolio of pediatric primary care products (the “Pediatric Portfolio”) from Cerecor, Inc. in order to expand our portfolio of commercial-stage products and further leverage our commercial infrastructure and sales force. Through this acquisition the Company now commercializes nine prescription products and sells directly to pediatric and primary care physicians throughout the U.S.

The Pediatric Portfolio contains established prescription products competing in large, primary care pediatric markets. Each product has distinct clinical features and patient-friendly benefits and are indicated to treat common pediatric and primary care conditions.

●	Poly-Vi-Flor® and Tri-Vi-Flor® – Poly-Vi-Flor and Tri-Vi-Flor are two complementary prescription fluoride-based supplement product lines containing combinations of vitamins and fluoride in various oral formulations. These prescription supplements are prescribed for infants and children to treat or prevent fluoride deficiency due to poor diet or low levels of fluoride in drinking water and other sources. We have an exclusive supply relationship for the use of Metafolin®, a calcium salt of L-methylfolate, in the pediatric field. Metafolin is a patented ingredient in Poly-Vi-Flor and Tri-Vi-Flor.

●	Karbinal® ER (carbinoxamine maleate extended-release oral suspension) – Karbinal ER is an H1 receptor antagonist (antihistamine) indicated to treat various allergic conditions including seasonal and perennial allergic rhinitis, vasomotor rhinitis, and other common allergic conditions.

●	Cefaclor (cefaclor oral suspension) – Cefaclor for oral suspension is a second-generation cephalosporin antibiotic suspension and is indicated for the treatment of numerous common infections caused by Streptococcus pneumoniae, Haemophilus influenzae, staphylococci, Streptococcus pyogenes and others.

Primary Care Portfolio

Our three primary care-focused products include:

●	ZolpiMist® – In June 2018, we acquired an exclusive U.S. license to ZolpiMist®. ZolpiMist is an FDA-approved prescription product that is indicated for the short-term treatment of insomnia, and is the only oral spray formulation of zolpidem tartrate, the most widely prescribed prescription sleep aid in the U.S. ZolpiMist® is not covered by any U.S. patents. ZolpiMist® is commercially available and competes in the non-benzodiazepine prescription sleep aid category, a $1.8 billion prescription drug category with over 43 million prescriptions written annually. Thirty million prescriptions of zolpidem tartrate (Ambien®, Ambien® CR, Intermezzo®, Edluar®, ZolpiMist®, and generic forms of immediate-release, controlled release, and orally dissolving tablet formulations) are written each year in the U.S., representing almost 70% of the non-benzodiazepine sleep aid category. Approximately 2.5 million prescriptions are written for novel formulations of zolpidem tartrate products (controlled release and sublingual tablets).

●	Tuzistra® XR – In November 2018 we acquired U.S. rights to market Tuzistra XR from Tris Pharma, Inc. (“Tris”), the only FDA-approved 12-hour codeine-based antitussive. Tuzistra XR is a prescription antitussive consisting of codeine polistirex and chlorpheniramine polistirex in an extended-release oral suspension. Tuzistra XR is a patented combination of codeine, an opiate agonist antitussive, and chlorpheniramine, a histamine-1 receptor antagonist, indicated for relief of cough and symptoms associated with upper respiratory allergies or a common cold in adults aged 18 years and older. Tuzistra XR is protected by two Orange Book-listed patents extending to 2027 and 2029 owned by Tris, and multiple pending patents. Aytu benefits from the patent portfolio through its supply and marketing relationship with Tris and not by license or ownership of the patents. According to MediMedia, the U.S. cough cold prescription market is worth in excess of $3.0 billion at current brand pricing, with 30-35 million annual prescriptions. This market is dominated by short-acting treatments, which require dosing 4-6 times a day. Tuzistra XR was developed using Tris’s liquid sustained release technology, LiquiXR®, which allows for extended drug delivery throughout a 12-hour dosing period.

●	Generic Tussionex® - We manufacture and market a generic equivalent to the branded product Tussionex®. Our generic Tussionex is a hydrocodone polistirex and chlorpheniramine polistirex XR oral suspension that is a Schedule II narcotic, antitussive and antihistamine combination. This product is indicated for the relief of cough and upper respiratory symptoms associated with allergies or colds in adults and children six years of age and older. Since its launch in September 2013, Neos has manufactured and utilized Neos’ DTRS technology in the production of generic Tussionex at Neos’ facility in Grand Prairie, Texas. In August 2014, Neos acquired all commercialization and profit rights to this formulation of the generic Tussionex product from Cornerstone BioPharma, Inc. and Coating Place, Inc. Neos maintains an exclusive supply agreement, with Coating Place, Inc. (“CPI”) which expires in August 2021, pursuant to which CPI (i) is the exclusive supplier of the active ingredient complexes in this generic Tussionex and (ii) has agreed to not supply anyone else engaged in the production of generic Tussionex with such active ingredient complexes. In October 2014, Neos re-launched the product under Neos’ own label.

Aytu Consumer Health Portfolio

Our consumer health subsidiary markets over twenty products in the U.S. and select countries around the world through international commercial partners. These products compete in large consumer health categories in general wellness, bladder health, sexual wellness, diabetes supportive care, pain relief and over-the-counter medicine. The following represents the core Aytu Consumer Health products:

Over-the-Counter ANDA Products:

●	FlutiCare® - FlutiCare® is an FDA approved OTC drug indicated for 24-hour nasal allergy relief that helps fight indoor and outdoor allergens causing congestion, sneezing and a runny nose.

●	OmepraCare® - OmepraCareDR® capsules and tablets are FDA approved OTC drugs indicated for the treatment of frequent heartburn.

●	Regoxidine® - Regoxidine® (for men and women) are FDA approved OTC drugs indicated for hair regrowth treatment foam that contains 5% minoxidil.

Topical Analgesics

●	Apeaz® - Apeaz® is a topical OTC drug for the temporary relief of aches and pains or muscles and joints associated with one or more of the following: simple backache, lumbago, strains and sprains, and arthritis.

●	NeuriteRx- NeuriteRx ® is a topical analgesic OTC drug for the temporary relief of minor aches and pains of muscles and joints.

Bladder Health and Sexual Wellness Products

●	UriVarx® - UriVarx is a dietary supplement supported by clinical trials to support healthy bladder function and does not have an anticholinergic effect.

●	Sensum+® - Sensum+ is a topical product targeting the TRPA1 pathway to increase penile sensitivity.

●	Zestra® - Zestra is a patented blend of botanical oils and extracts formulated to support women's sexual sensation enhancing intimate experiences backed by two clinical trials.

Our Strategy

In the near-term, we expect to create value for shareholders by implementing a focused strategy of increasing sales of our prescription therapeutics while integrating Aytu and Neos legacy products and commercial teams. Further, we expect to increase sales of our consumer healthcare product portfolio through organic product growth and new product launches. Additionally, we expect to advance our therapeutic product candidates as appropriate and as we are able to effectively resource. Finally, we expect to identify operational efficiencies identified through our recently completed transactions and implement expense reductions accordingly.

Corporate Information

Our principal executive offices are located at 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112, and our phone number is (720) 437-6580. Our corporate website address is http://www.aytubio.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

THE OFFERING

Common stock offered by us:	Common shares having an aggregate offering price of up to $30.0 million.

Common stock to be outstanding following the offering	Up to 29,216,044 shares (as more fully described in the notes following this table), assuming sales of 5,758,157 of our common stock in this offering at an offering price of $5.21 per share, which was the last reported sale price of our common stock on the Nasdaq Capital Market on June 3, 2021. The actual number of shares issued will vary depending on the sales price under this offering.

Plan of Distribution:	“At the market offering” that may be made from time to time on the Nasdaq Capital Market or other existing trading markets for our common stock through our sales agent, Cantor . See “Plan of Distribution” on page S-11 of this prospectus supplement.

Use of Proceeds:	We currently intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include capital expenditures, research and development expenditures, preclinical study and clinical trial expenditures, acquisitions or new technologies and investments and business combinations. We reserve the right, at the sole discretion of our management, to reallocate the proceeds of this offering in response to developments in our business and other factors. See “Use of Proceeds” on page S-9 of this prospectus supplement.

Risk Factors:	Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement and the other information included in, or incorporated by reference into, this prospectus supplement for a discussion of certain factors you should carefully consider before deciding to invest in our common stock.

Nasdaq Capital Market symbol:	“AYTU”.

Unless otherwise indicated, the number of common stock to be outstanding after this offering is based on 23,457,887 common stock outstanding as of March 31, 2021 and excludes:

●	136,254 of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2021, at a weighted average exercise price of $13.14 per share, of which stock options to purchase 20,569 common stock were then exercisable;

●	87,362 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of March 31, 2021;

●	5,859,300 of our common stock reserved for future grants of stock options (or other similar equity instruments) under our stock option and incentive plans;

●	1,281,630 of our common stock issuable upon the exercise of warrants outstanding as of March 31, 2021, at a weighted average exercise price of $54.19 per share.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risk factors described below and in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as the same may be updated by our filings with the SEC from time to time, as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including filings made with the SEC subsequent to the date hereof. If any of these risks occur or such risks otherwise materialize, our business, financial condition, results of operations or prospects could be materially adversely affected.

Risks Related to This Offering

A substantial number of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

Sales of a substantial number of our common stock in the public market following this offering could cause the market price of our common stock to decline. Although there can be no assurance that any of the $30.0 million worth of common stock being offered under this prospectus supplement will be sold or the price at which any such shares might be sold, assuming that an aggregate of 5,758,157 of our common stock are sold during the term of the sales agreement with Cantor, in each case, for example, at a price of $5.21 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on June 3, 2021, upon completion of this offering, based on 23,457,887 shares of our common stock outstanding as of March 31, 2021, we will have outstanding an aggregate of 29,216,044 common stock, assuming no exercise of outstanding options, warrants and vesting of restricted stock units.

Additional dilution may result from the issuance of our common stock in connection with collaborations or other financing efforts.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell common stock or other securities convertible into or exchangeable for our common stock in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing common stock or other securities convertible into or exchangeable for our common stock in the future could have rights superior to existing shareholders. The price per share at which we sell additional common stock or other securities convertible or exchangeable into our common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.

We have not designated any portion of the net proceeds from this offering to be used for any particular purpose. Our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our common stock.

Investors in this offering will experience immediate dilution in the book value per share of the common stock purchased in the offering.

The common stock sold in this offering, if any, will be sold from time to time at various prices. However, the expected offering price of our common stock will be substantially higher than the net tangible book value per share of our outstanding common stock. After giving effect to the sale of our common stock in the aggregate amount of $30.0 million at an assumed offering price of $5.21 per share, the last reported sale price of our common stock on June 3, 2021 on the Nasdaq Capital Market, and after deducting estimated commissions and estimated offering expenses, our as-adjusted net tangible book value as of March 31, 2021 would have been approximately $10.0 million, or approximately $0.34 per share of common stock. This represents an immediate increase in net tangible book value of approximately $1.15 per share of common stock to our existing shareholders and an immediate dilution in as-adjusted net tangible book value of approximately $4.87 per share to new investors of our common stock in this offering. See “Dilution” on page S-10 of this prospectus supplement.

The actual number of shares we will issue under the sales agreement with Cantor, at any one time or in total, is uncertain.

Subject to certain limitations in the sales agreement with Cantor and compliance with applicable law, we have the discretion to deliver placement notices to Cantor at any time throughout the term of the sales agreement. The number of shares that are sold by Cantor after delivering a placement notice will fluctuate based on the market price of the common stock during the sales period and limits we set with Cantor.

We do not expect to pay dividends in the foreseeable future. As a result, you must rely on stock appreciation for any return on your investment.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Accordingly, you will have to rely on capital appreciation, if any, to earn a return on your investment in our common stock. Furthermore, we may in the future become subject to additional contractual restrictions on, or prohibitions against, the payment of dividends.

USE OF PROCEEDS

We may issue and sell our common stock having aggregate sales proceeds of up to $30.0 million from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that, in the future, we will sell any shares under or fully utilize the sales agreement with Cantor as a source of financing.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include capital expenditures, research and development expenditures, preclinical study and clinical trial expenditures, acquisitions of new technologies and investments and business combinations.

The precise amount and timing of the application of these net proceeds will depend upon a number of factors, such as the timing and progress of our research and development efforts and the timing and progress of any partnering efforts. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds from this offering. Depending on the outcome of our efforts and other unforeseen events, our plans and priorities may change and we may apply the net proceeds of this offering in different manners than we currently anticipate. Accordingly, our management will have broad discretion in the timing and application of these net proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term, interest-bearing instruments.

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share and the adjusted net tangible book value per share after this offering.

The net tangible book value of our common stock as of March 31, 2021 was approximately $(18.9) million, or approximately $(0.81) per share. Net tangible book value per share represents the amount of our total tangible assets, excluding goodwill and intangible assets, less total liabilities, divided by the total number of our common stock outstanding. Dilution per share to new investors represents the difference between the amount per share paid by new investors for each share in this offering and the net tangible book value per share immediately following the completion of this offering.

After giving effect to the sale of our common stock in the aggregate amount of $30.0 million at an assumed offering price of $5.21 per share, the last reported sale price of our common stock on June 3, 2021 on the Nasdaq Capital Market, and after deducting estimated commissions and estimated offering expenses, our as-adjusted net tangible book value as of March 31, 2021 would have been approximately $10.0 million, or approximately $0.34 per share. This represents an immediate increase in net tangible book value of approximately $1.15 per share to our existing shareholders and an immediate dilution in as-adjusted net tangible book value of approximately $4.87 per share to new investors of our common stock in this offering, as illustrated by the following table:

Assumed public offering price per share		$5.21
Net tangible book value per share as of March 31, 2021	$(0.81)
Increase per share attributable to this offering	$1.15
As-adjusted net tangible book value per share after giving effect to this offering		$0.34
Dilution per share to new investors(1)(2)		$4.87

Notes

(1)	Calculated as the difference between the assumed public offering price per share and the as-adjusted net tangible book value per share after this offering.
(2)	The foregoing is based on 23,457,887 common stock outstanding as of March 31, 2021 and excludes as of such date:

●	136,254 of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2021, at a weighted average exercise price of $13.14 per share, of which stock options to purchase 20,569 common stock were then exercisable;

●	87,362 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of March 31, 2021;

●	5,859,300 of our common stock reserved for future grants of stock options (or other similar equity instruments) under our stock option and incentive plans;

●	1,281,630 of our common stock issuable upon the exercise of warrants outstanding as of March 31, 2021, at a weighted average exercise price of $54.19 per share.

The table above assumes for illustrative purposes that an aggregate of 5,758,157 of our common stock are sold during the term of the sales agreement with Cantor at a price of $5.21 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on June 3, 2021, for aggregate net proceeds of approximately $30.0 million, after deducting commissions and estimated aggregate offering expenses payable by us. The as adjusted information is illustrative only and will adjust based on the actual price to the public, the actual number of shares sold and other terms of the offering determined at the time our common stock are sold pursuant to this prospectus. The shares pursuant to the sales agreement with Cantor are being sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $5.21 per share shown in the table above, assuming all of our common stock in the aggregate amount of $30.0 million during the term of the sales agreement with Cantor is sold at that price, would increase our as adjusted net tangible book value per share after the offering to $0.35 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $5.86 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $5.21 per share shown in the table above, assuming all of our common stock in the aggregate amount of $30.0 million during the term of the sales agreement with Cantor is sold at that price, would decrease our as adjusted net tangible book value per share after the offering to $0.33 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $3.88 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

To the extent that any options have been or are exercised, preferred shares are converted, new options are issued under our equity incentive plans or we otherwise issue additional common stock in the future, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

PLAN OF DISTRIBUTION

We have entered into a sales agreement with Cantor under which we may offer and sell up to $30.0 million of our shares of common stock from time to time through Cantor , acting as agent. Sales of our shares of common stock, if any, under this prospectus supplement and the accompanying prospectus will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act.

Each time we wish to issue and sell shares of common stock under the sales agreement, we will notify Cantor of the number of shares to be issued, the dates on which such sales are anticipated to be made, any limitation on the number of shares to be sold in any one day and any minimum price below which sales may not be made. Once we have so instructed Cantor, unless Cantor declines to accept the terms of such notice, Cantor has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of Cantor under the sales agreement to sell our shares of common stock are subject to a number of conditions that we must meet.

The settlement of sales of shares between us and Cantor is generally anticipated to occur on the second trading day following the date on which the sale was made. Sales of our shares of common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Cantor may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay Cantor a commission equal to 3.0% of the aggregate gross proceeds we receive from each sale of our shares of common stock. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In addition, we have agreed to reimburse Cantor for the fees and disbursements of its counsel, payable upon execution of the sales agreement, in an amount not to exceed $50,000, in addition to certain ongoing disbursements of its legal counsel. We estimate that the total expenses for the offering, excluding any commissions or expense reimbursement payable to Cantor under the terms of the sales agreement, will be approximately $75,000. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such shares.

Cantor will provide written confirmation to us before the open on the Nasdaq Capital Market on the day following each day on which shares of common stock are sold under the sales agreement. Each confirmation will include the number of shares sold on that day, the corresponding sales price and the issuance price payable to us.

In connection with the sale of the shares of common stock on our behalf, Cantor will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Cantor will be deemed to be underwriting commissions or discounts. We have agreed to indemnify Cantor against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments Cantor may be required to make in respect of such liabilities.

The offering of our common stock pursuant to the sales agreement will terminate upon the termination of the sales agreement as permitted therein. We and Cantor may each terminate the sales agreement at any time upon ten days’ prior notice or by Cantor at any time in certain circumstances, including the occurrence of a material and adverse change in our business or financial condition that makes it impractical or inadvisable to market our common stock or to enforce contracts for the sale of our common stock.

Cantor and its affiliates may in the future provide various investment banking, commercial banking, financial advisory and other financial services for us and our affiliates, for which services they may in the future receive customary fees. In the course of its business, Cantor may actively trade our securities for its own account or for the accounts of customers, and, accordingly, Cantor may at any time hold long or short positions in such securities.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on a website maintained by Cantor , and Cantor may distribute the prospectus supplement and the accompanying prospectus electronically.

LEGAL MATTERS

Certain United States legal matters in connection with this offering will be passed upon on our behalf by Dorsey & Whitney LLP, Salt Lake City, Utah. Cantor Fitzgerald & Co. is being represented in connection with this offering by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Aytu BioPharma, Inc. at June 30, 2020 and 2019, and for each of the two years in the period ended June 30, 2020 have been audited by Plante & Moran, PLLC, independent registered public accounting firm. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Neos Therapeutics, Inc. and Subsidiaries as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020 included in Aytu BioPharma Inc.’s Current Report on Form 8-K/A dated March 22, 2021, as amended on May 21, 2021, and the consolidated financial statements of Neos Therapeutics, Inc. and Subsidiaries as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019 included in Aytu BioPharma Inc.’s Current Report on Form 8-K dated December 10, 2020, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon. Such financial statements have been incorporated herein by reference in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with, or furnished to, the SEC, at our website at www.arbutusbio.com. Information contained on or accessible through our website is not a part of this prospectus supplement, and the inclusion of our website address in this prospectus supplement is an inactive textual reference only.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement (i) the documents listed below, (ii) all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus supplement is included and prior to the effectiveness of such registration statement, and (iii) and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offerings under this prospectus supplement; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed, including any information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K, in accordance with SEC rules:

●	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 19, 2021;

●	our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 filed with the SEC on October 6, 2020;

●	our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2020, December 31, 2020 and March 31, 2021 filed with the SEC on November 12, 2020, February 11, 2021 and May 17, 2021, respectively;

●	our Current Reports on Form 8-K filed with the SEC on July 2, 2020, December 2, 2020, December 8, 2020, December 10, 2020, December 10, 2020 (second 8-K filed on this date), December 14, 2020, December 16, 2020, January 25, 2021, March 22, 2021 (as amended on May 21, 2021), March 23, 2021, April 5, 2021, April 16, 2021, May 20, 2021 and May 21, 2021; and

●	the description of our Common Stock contained in our Registration Statement on Form 8-A, as filed with the SEC on October 17, 2017, including any amendment or report filed for the purpose of updating such description.

All documents and reports that we file with the SEC (other than, in each case, documents or information that are or are deemed to have been furnished rather than filed in accordance with SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act,” from the date of this prospectus until the completion of the offering under this prospectus shall be deemed to be incorporated by reference into this prospectus. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus. The information contained on or accessible through any websites, including https://irdirect.net/AYTU/sec_filings, is not and shall not be deemed to be incorporated by reference into this prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Aytu BioPharma, Inc.
373 Inverness Parkway, Suite 206
Englewood, Colorado 80112
(720) 437-6580

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement, or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus

PROSPECTUS

$100,000,000
Common Stock
Preferred Stock
Debt Securities
Warrants
Rights
Units

We may offer for sale from time to time, either separately or together in one or more offerings, our debt securities, common stock, preferred stock, warrants, rights, and units (collectively, the “securities”).

The specific terms of any securities to be offered will be contained in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in any securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement describing the method and terms of the offering.

We may offer and sell the securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among us and them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. See the sections entitled “About this Prospectus” and “Plan of Distribution” for more information.

Our common stock is listed on The Nasdaq Capital Market under the symbol “AYTU.” On June 1, 2020, the last reported sale price for our common stock was $1.58 per share. Each prospectus supplement to this prospectus will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this prospectus, any applicable prospectus supplement or any related free writing prospectus, and in any documents incorporated by reference herein or therein before investing in our securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 17, 2020

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that Aytu BioScience, Inc., a Delaware corporation, which is also referred to as the “Company,” “Aytu,” “we,” “us,” “ourselves” and “our,” has filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration procedure. Under this procedure, we may offer and sell at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus.

To understand the terms of the securities offered by this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement, you should carefully read this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement, and any documents incorporated by reference herein or therein. You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize or any pricing supplement. We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of such document incorporated by reference. You should also read the documents referred to under the heading “Where You Can Find More Information” for information regarding us and our financial statements. Certain capitalized terms used in this prospectus are defined elsewhere in this prospectus.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will prepare and distribute a prospectus supplement that will describe the specific amounts, prices and terms of that offering. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus.

The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. You should review the full text of these documents because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer. The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be affiliates of ours. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any offer.

A prospectus supplement will also contain, with respect to the securities being offered thereby, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters, dealers or agents and the net proceeds to us.

Any underwriters, dealers or agents participating in any offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.”

This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. Copies of our periodic and current reports and proxy statements, may be obtained, free of charge, on our website at https://irdirect.net/AYTU/sec_filings. This reference to our Internet address is for informational purposes only and the information contained on or accessible through such Internet address is not and shall not be deemed to be incorporated by reference into this prospectus.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

INCORPORATION BY REFERENCE

In this prospectus, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents or information have been filed by us with the SEC and are incorporated by reference into this prospectus (other than, in each case, documents or information that are or are deemed to have been furnished rather than filed in accordance with SEC rules, including disclosure furnished under Items 2.02 or 7.01 of Form 8-K):

●	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 4, 2020;

●	our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 filed with the SEC on September 26, 2019;

●	our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2019, December 31, 2019 and March 31, 2020 filed with the SEC on November 14, 2019, February 14, 2020 and May 15, 2020, respectively;

●	our Current Reports on Form 8-K filed with the SEC on August 2, 2019, September 18, 2019, October 15, 2019, October 15, 2019 (as amended on January 10, 2020), November 4, 2019 (as amended on November 4, 2019, as further amended on November 7, 2019), November 12, 2019, November 26, 2019, December 2, 2019, December 11, 2019, January 15, 2020, January 24, 2020, February 13, 2020, February 14, 2020 (as amended on February 26, 2020), February 21, 2020, March, 12, 2020, March 13, 2020, March 13, 2020, March 19, 2020, March 20, 2020, March 23, 2020, March 25, 2020, April 1, 2020, April 3, 2020, April 15, 2020, April 16, 2020, April 24, 2020 and June 1 2020; and

●	the description of our Common Stock contained in our Registration Statement on Form 8-A, as filed with the SEC on October 17, 2017, including any amendment or report filed for the purpose of updating such description.

All documents and reports that we file with the SEC (other than, in each case, documents or information that are or are deemed to have been furnished rather than filed in accordance with SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act,” from the date of this prospectus until the completion of the offering under this prospectus shall be deemed to be incorporated by reference into this prospectus. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus. The information contained on or accessible through any websites, including https://irdirect.net/AYTU/sec_filings, is not and shall not be deemed to be incorporated by reference into this prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Aytu BioScience, Inc.
373 Inverness Parkway, Suite 206
Englewood, Colorado 80112
(720) 437-6580

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement, or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference herein, contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, and are based on management’s current expectations. These forward-looking statements can be identified by the use of forward-looking terminology, including, but not limited to, “believes,” “may,” “will,” “would,” “should,” “expect,” “anticipate,” “seek,” “see,” “confidence,” “trends,” “intend,” “estimate,” “on track,” “are positioned to,” “on course,” “opportunity,” “continue,” “project,” “guidance,” “target,” “forecast,” “anticipated,” “plan,” “potential” and the negative of these terms or comparable terms.

Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” or otherwise discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019, our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2019, December 31, 2019 and March 31, 2020, and in our other filings made from time to time with the SEC after the date of this prospectus.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the documents that we have filed with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents and reports filed from time to time with the SEC.

All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We are not under any obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

THE COMPANY

We are a commercial-stage specialty pharmaceutical company focused on commercializing novel products that address significant healthcare needs in both prescription and consumer health categories. Through the Company’s heritage prescription business, we currently market a portfolio of prescription products addressing large primary care and pediatric markets. The primary care portfolio includes (i) Natesto®, the only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or “Low T”), (ii) ZolpiMist™, the only FDA-approved oral spray prescription sleep aid, and (iii) Tuzistra® XR, the only FDA-approved 12-hour codeine-based antitussive syrup.

The Company’s recently acquired prescription pediatric portfolio includes (i) AcipHex® Sprinkle™, a granule formulation of rabeprazole sodium, a commonly prescribed proton pump inhibitor; (ii) Cefaclor, a second-generation cephalosporin antibiotic suspension; (iii) Karbinal® ER, an extended-release carbinoxamine (antihistamine) suspension indicated to treat numerous allergic conditions; and (iv) Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary prescription fluoride-based supplement product lines containing combinations of fluoride and vitamins in various formulations for infants and children with fluoride deficiency. We use our pediatric portfolio in our commercialization efforts in order to leverage our internal commercial infrastructure and national sales force.

In February 2020, we acquired Innovus Pharmaceuticals (“Innovus”), a specialty pharmaceutical company commercializing, licensing and developing safe and effective consumer healthcare products designed to improve men’s and women’s health and vitality. Innovus commercializes over thirty-five consumer health products competing in large healthcare categories including diabetes, men’s health, sexual wellness and respiratory health. The Innovus product portfolio is commercialized through direct-to-consumer marketing channels utilizing the Company’s proprietary Beyond Human® marketing and sales platform.

On March 10, 2020, we announced the licensing of a COVID-19 IgG/IgM Rapid Test from L.B. Resources, Ltd. The test is intended for professional use and delivers clinical results between 2 and 10 minutes at the point-of-care. This exclusive agreement grants Aytu the exclusive right to distribute the product in the United States for a period of three years, with additional three-year autorenewals thereafter. The COVID-19 IgG/IgM Rapid Test is a solid phase immunochromatographic assay used in the rapid, qualitative and differential detection of IgG and IgM antibodies to the 2019 Novel Coronavirus in human whole blood, serum or plasma. We have made an additional investment to further our interest in fighting the COVID-19 pandemic by signing an exclusive licensing agreement with Cedars-Sinai Medical Center for a medical device platform technology called Healight™. This technology, which has been studied in the laboratory setting, is being investigated as a potential treatment for COVID-19 in hospitalized patients. In collaboration with researchers from the Medically Associated Science and Technology Program (MAST), we expect to advance the development of Healight in the near term.

Aytu’s strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within large therapeutic markets.

Key Product Highlights

Primary Care Rx Portfolio

Prior to November 1, 2019, we were focused on the commercial development of the following three primary care focused products:

●	Natesto® – In 2016, we acquired exclusive U.S. rights to Natesto® (testosterone) nasal gel, a novel formulation of testosterone delivered via a discreet, easy-to-use nasal gel, including a license to four Orange Book-listed patents. The recorded chain of title from the inventor to the assignee of these four patents is incomplete, but the licensor Acerus is obligated to complete it. Natesto is approved by the U.S. Food and Drug Administration, or FDA, for the treatment of hypogonadism (low testosterone) in men and is the only testosterone replacement therapy, or TRT, delivered via a nasal gel. Natesto offers multiple advantages over currently available TRTs and competes in a $1.7 billion market accounting for nearly 7 million prescriptions annually. Importantly, as Natesto is delivered via the nasal mucosa and not the skin, there is no risk of testosterone transference to others, a known potential side effect and black box warning associated with all other topically applied TRTs, including the market leader AndroGel®.

●	ZolpiMist® – In June 2018, we acquired an exclusive U.S. license to ZolpiMist®. ZolpiMist is an FDA-approved prescription product that is indicated for the short-term treatment of insomnia, and is the only oral spray formulation of zolpidem tartrate - the most widely prescribed prescription sleep aid in the U.S. ZolpiMist® is not covered by any U.S. patents. ZolpiMist® is commercially available and competes in the non-benzodiazepine prescription sleep aid category, a $1.8 billion prescription drug category with over 43 million prescriptions written annually. Thirty million prescriptions of zolpidem tartrate (Ambien®, Ambien® CR, Intermezzo®, Edluar®, ZolpiMist®, and generic forms of immediate-release, controlled release, and orally dissolving tablet formulations) are written each year in the U.S., representing almost 70% of the non-benzodiazepine sleep aid category. Approximately 2.5 million prescriptions are written for novel formulations of zolpidem tartrate products (controlled release and sublingual tablets). We intend to integrate ZolpiMist® into our sales force’s promotional efforts as an adjunct product to Natesto as there is substantial overlap of physician prescribers of both testosterone and prescription sleep aids.

●	Tuzistra® XR – In November 2018, we acquired U.S. rights to be supplied and to market Tuzistra XR from Tris Pharma, Inc., the only FDA-approved 12-hour codeine-based antitussive. Tuzistra XR is a prescription antitussive consisting of codeine polistirex and chlorpheniramine polistirex in an extended-release oral suspension. Tuzistra XR is a patented combination of codeine, an opiate agonist antitussive, and chlorpheniramine, a histamine-1 receptor antagonist, indicated for relief of cough and symptoms associated with upper respiratory allergies or a common cold in adults aged 18 years and older. Tuzistra XR is protected by two Orange Book-listed patents extending to 2027 and 2029 owned by Tris Pharma, subject to a security interest to Deerfield Management, and multiple pending patents. Aytu benefits from the patent portfolio through its supply and marketing relationship with Tris Pharma and not by license or ownership of the patents. According to MediMedia, the US cough cold prescription market is worth in excess of $3 billion at current brand pricing, with 30-35 million annual prescriptions. This market is dominated by short-acting treatments, which require dosing 4-6 times a day. Tuzistra XR was developed using Tris Pharma’s liquid sustained release technology, LiquiXR®, which allows for extended drug delivery throughout a 12-hour dosing period.

The Pediatric Rx Portfolio

In November 2019 we acquired a portfolio of pediatric primary care products (the “Commercial Portfolio”) from Cerecor, Inc. in order to expand our portfolio of commercial-stage products and further leverage our commercial infrastructure and sales force. Through this acquisition the Company now commercializes nine prescription products and sells directly to pediatric and primary care physicians throughout the U.S.

The Commercial Portfolio contains established prescription products competing in markets exceeding $8 billion in annual U.S. sales. Each product has distinct clinical features and patient-friendly benefits and are indicated to treat common pediatric and primary care conditions.

●	AcipHex® Sprinkle™ (rabeprazole sodium) – AcipHex Sprinkle is a granule formulation of rabeprazole sodium, a commonly prescribed proton pump inhibitor. AcipHex Sprinkle is indicated for the treatment of gastroesophageal reflux disease (GERD) in pediatric patients 1 to 11 years of age for up to 12 weeks. Aytu does not own or license any patents covering this product.

●	Cefaclor (cefaclor oral suspension) – Cefaclor for oral suspension is a second-generation cephalosporin antibiotic suspension and is indicated for the treatment of numerous common infections caused by Streptococcus pneumoniae, Haemophilus influenzae, staphylococci, and Streptococcus pyogenes, and others. Aytu does not own or license any patents covering this product.

●	Flexichamber® – Flexichamber is an anti-static, valved collapsible holding chamber intended to be used by patients to administer aerosolized medication from most pressurized metered dose inhalers (MDIs) such as commonly used asthma medications. Aytu does not own or license any patents covering this product.

●	Karbinal® ER (carbinoxamine maleate extended-release oral suspension) – Karbinal ER is an H1 receptor antagonist (antihistamine) indicated to treat various allergic conditions including seasonal and perennial allergic rhinitis, vasomotor rhinitis, and other common allergic conditions. Aytu does not own or license any patents covering this product.

●	Poly-Vi-Flor® and Tri-Vi-Flor® – Poly-Vi-Flor and Tri-Vi-Flor are two complementary prescription fluoride-based supplement product lines containing combinations of vitamins and fluoride in various oral formulations. These prescription supplements are prescribed for infants and children to treat or prevent fluoride deficiency due to poor diet or low levels of fluoride in drinking water and other sources. While Aytu does not own or license any patents covering these products, we have an exclusive supply relationship for the use of Metafolin® in pediatric products and which is a patented ingredient in Poly-Vi-Flor and Tri-Vi-Flor.

Aytu Consumer Health Portfolio

Our consumer health subsidiary markets over 35 products in the U.S. and more than 10 in multiple countries around the world through 5 international commercial partners. The following represents the core products:

●	Vesele®

●	UriVarx®

●	FlutiCare®*

●	Apeaz®*

●	Diabasens®

●	Prostagorx®

●	Sensum+®

●	Trexar®*

In addition, we currently expect to launch in the U.S. the following products in 2020, subject to the applicable regulatory approvals, if required:

●	Musclin® is a proprietary supplement made of two FDA Generally Recognized As Safe (GRAS) approved ingredients designed to increase muscle mass, endurance and activity (first half of 2020). The main ingredient in Musclin® is a natural activator of the transient receptor potential cation channel, subfamily V, member 3 (TRPV3) channels on muscle fibers responsible to increase fibers width resulting in larger muscles;

●	Regenerum™* is a proprietary product containing two natural molecules: the first is an activator of the TRPV3 channels resulting in the increase of muscle fiber width, and the second targets a different unknown receptor to build the muscle’s capacity for energy production and increases physical endurance, allowing longer and more intense exercise. Regenerum™ is being developed for patients suffering from muscle wasting. We currently expect to launch this product in 2020 pending successful clinical trials in patients with muscle wasting or cachexia;

●	Octiq™* is an expected FDA ophthalmic OTC monograph compliant product for the treatment of eye redness and eye lubrication (early 2020); and

●	Regoxidine™* is an ANDA approved 5% Minoxidil foam for men and women for hair growth on the top of the scalp (first half 2020).

* Aytu does not own or license any patents covering these products.

The COVID-19 IgG/IgM Rapid Tests

The Company has signed distribution agreements to distribute two similar COVID-19 IgG/IgM rapid tests. Both tests are serology-based rapid tests detecting IgG and IgM antibodies specific to the COVID-19 virus. We initially licensed a rapid test from L.B. Resources, Limited (a Hong Kong Corporation). We added a second rapid test by signing a distribution agreement with Singapore-based Biolidics, Limited. Aytu does not own or license any patents covering the COVID-19 IgG/IgM rapid tests.

These tests are intended for professional use and deliver clinical results between 2 and 10 minutes at the point-of-care.

The COVID-19 IgG/IgM rapid test are solid phase immunochromatographic assays used in the rapid, qualitative and differential detection of IgG and IgM antibodies to the COVID-19 in human whole blood, serum or plasma. Both tests have been clinically validated and can be distributed in the United States following the Company’s notification of our intent to distribute the tests.

Features of the COVID-19 IgG/IgM Rapid Tests:

●	Results reported rapidly

●	Facilitates patient treatment decisions quickly

●	Simple, time-saving procedure

●	Small specimens, only 5 µL of serum/plasma or 10 µL of whole blood specimens required

●	All necessary reagents provided & no equipment needed

●	High sensitivity and specificity

We have extensive experience across a wide range of business development activities and have in-licensed or acquired products from large, mid-sized, and small enterprises in the United States and abroad. Through an assertive product and business development approach, we expect that we will continue to build a substantial portfolio of complementary products.

Our Strategy

In the near-term, we expect to create value for shareholders by implementing a focused strategy of increasing sales of our prescription therapeutics while leveraging our commercial infrastructure. Further, we expect to increase sales of our newly acquired consumer healthcare product portfolio following the closing of our acquisition of Innovus Pharmaceuticals. Additionally, we expect to expand both our Rx and consumer health product portfolios through continuous business and product development. Finally, we expect to identify operational efficiencies identified through our recent transactions and implement expense reductions accordingly.

Corporate Information

Our principal executive offices are located at 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112, and our phone number is (720) 437-6580. Our corporate website address is http://www.aytubio.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

RISK FACTORS

Investing in our securities involves a risk of loss. Before investing in our securities, you should carefully consider the risk factors described under “Risk Factors” in our Annual Report on Form 10-K filed with the SEC for the most recent year, in any applicable prospectus supplement and in our filings with the SEC, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information included in this prospectus and any prospectus supplement and the other information incorporated by reference herein and therein. These risks are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial also may impair or harm our business and financial results. Statements in or portions of a future document incorporated by reference in this prospectus, including, without limitation, those relating to risk factors, may update and supersede statements in and portions of this prospectus or such incorporated documents. Please also refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to COVID-19

We are relying on FDA policies and guidance provisions that have changed very recently, and may continue to change, and relate directly to the COVID-19 health crisis. If we misinterpret this guidance or the guidance changes unexpectedly and/or materially, potential sales of the COVID-19 tests would be impacted.

The U.S. Food and Drug Administration (FDA) issued non-binding guidance for manufacturers relating to the pathway to enable FDA approval for devices related to testing for COVID-19 under an Emergency Use Authorization (EUA). Following the issuance of the initial published guidance, on March 16, 2020, revised guidance specific to COVID-19 “antibody tests” was issued. Newer guidance was published on May 4, 2020 further describing the requirements for serology tests to continue to be marketed under an Emergency Use Authorization. If our interpretation of the newly revised guidance is incorrect or specifics around the guidance change, the sales of the COVID-19 test could be materially impacted.

If our recently licensed COVID-19 IgG/IgM rapid tests do not perform as expected or the reliability of the technology is questioned, we could experience delayed or reduced market acceptance of the tests, increased costs and damage to our reputation.

Our success depends on the market’s confidence that we can provide reliable, high-quality COVID-19 diagnostic tests. We believe that customers in our target markets are likely to be particularly sensitive to product defects and errors. Our reputation and the public image of our licensed COVID-19 diagnostic tests may be impaired if they fail to perform as expected or are perceived as difficult to use. Despite quality control testing, defects or errors could occur with the tests.

In the future, if our licensed COVID-19 diagnostic tests experience a material defect or error, this could result in loss or delay of revenues, delayed market acceptance, damaged reputation, diversion of development resources, legal claims, increased insurance costs or increased service and warranty costs, any of which could harm our business. Such defects or errors could also prompt us to amend certain warning labels or narrow the scope of the use of our diagnostic tests, either of which could hinder our success in the market. Even after any underlying concerns or problems are resolved, any widespread concerns regarding our technology or any manufacturing defects or performance errors in the test could result in lost revenue, delayed market acceptance, damaged reputation, increased service and warranty costs and claims against us.

If we become subject to claims relating to improper handling, storage or disposal of hazardous materials, we could incur significant cost and time to comply.

Our research and development processes involve the controlled storage, use and disposal of hazardous materials, including biological hazardous materials. We are subject to foreign, federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. We may incur significant costs complying with both existing and future environmental laws and regulations. In particular, we are subject to regulation by the Occupational Safety and Health Administration, (OSHA), and the Environmental Protection Agency (EPA), and to regulation under the Toxic Substances Control Act and the Resource Conservation and Recovery Act in the United States. OSHA or the EPA may adopt additional regulations in the future that may affect our research and development programs. The risk of accidental contamination or injury from hazardous materials cannot be eliminated completely. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our workers’ compensation insurance. We may not be able to maintain insurance on acceptable terms, if at all.

Our licensed COVID-19 tests have not been manufactured on a high-volume scale and could be subject to unforeseen scale-up risks.

While the manufacturers of the COVID-19 IgG/IgM rapid rests have experience manufacturing diagnostic tests, there can be no assurance that they can manufacture the COVID-19 diagnostic tests at a scale that is adequate for our current and future commercial needs. We may face significant or unforeseen difficulties in securing adequate supply of the COVID-19 diagnostic tests, relating to the manufacturing of the tests. These risks include but are not limited to:

●	Technical issues relating to manufacturing components of the COVID-19 diagnostic tests on a high-volume commercial scale at reasonable cost, and in a reasonable time frame;

●	difficulty meeting demand or timing requirements for orders due to excessive costs or lack of capacity for part or all of an operation or process;

●	changes in government regulations or in quality or other requirements that lead to additional manufacturing costs or an inability to supply product in a timely manner, if at all; and

●	increases in raw material or component supply cost or an inability to obtain supplies of certain critical supplies needed to complete our manufacturing processes.

These and other difficulties may only become apparent when scaling up to the manufacturing process of the COVID-19 diagnostic tests to a more substantive commercial scale. In the event the tests cannot be manufactured in sufficient commercial quantities or manufacturing is delayed, our future prospects could be significantly impacted and our financial prospects could be materially harmed.

Our suppliers may experience development or manufacturing problems or delays that could limit the growth of our revenue or increase our losses.

We may encounter unforeseen situations in the manufacturing of the COVID-19 diagnostic tests that could result in delays or shortfalls in our production. Suppliers may also face similar delays or shortfalls. In addition, suppliers’ production processes may have to change to accommodate any significant future expansion of manufacturing capacity, which may increase suppliers’ manufacturing costs, delay production of diagnostic tests, reduce our product gross margin and adversely impact our business. If we are unable to keep up with demand for the COVID-19 diagnostic test by successfully securing supply and shipping our diagnostic tests in a timely manner, our revenue could be impaired, market acceptance for the test could be adversely affected and our customers might instead purchase our competitors’ diagnostic tests.

We have relied and expect to continue to rely on third parties to conduct studies of the COVID-19 diagnostic tests that will be required by the FDA or other regulatory authorities and those third parties may not perform satisfactorily.

Although we intend to sell the COVID-19 IgG/IgM rapid tests by virtue of recent FDA guidance allowing for reduced product clinical and analytical studies, we have relied on third parties, such as independent testing laboratories and hospitals, to conduct such studies. Our reliance on these third parties will reduce our control over these activities. These third-party contractors may not complete activities on schedule or conduct studies in accordance with regulatory requirements or our study design. We cannot control whether they devote sufficient time, skill and resources to our studies. Our reliance on third parties that we do not control will not relieve us of any applicable requirement to prepare, and ensure compliance with, various procedures required under good clinical practices. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our studies may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for additional diagnostic tests.

If the manufacturers’ delivery of the COVID-19 tests and the required clinical data is delayed, then our ability to obtain necessary regulatory approvals and/or authorizations to distribute the COVID-19 tests will be impaired, which will adversely affect our business plans.

While the FDA has provided a path forward to begin selling the COVID-19 tests on an expedited basis, we are still required to provide the FDA with data concerning the validation of the tests and to satisfy certain labeling conditions. If the manufacturers are delayed in delivering to us the COVID-19 tests and related validation data, we will, in turn, be delayed in obtaining FDA authorization or approval required before we can begin selling the COVID-19 tests. Any such delays will adversely affect our business plans.

We rely on third parties to manufacture the COVID-19 tests for us and if such third party refuses or is unable to supply us with the COVID-19 test, our business will be materially harmed.

We rely on third parties to manufacture the COVID-19 diagnostic tests, which manufacturers licenses their rights from the owners of the intellectual property underlying the COVID-19 tests. If any issues arise with respect to the manufacturers’ ability to manufacture and deliver to us the COVID-19 tests, our business could be materially harmed.

While we have obtained an exclusive distribution agreement for the right to commercialize one of the COVID-19 test in the United States, Canada and Mexico, the manufacturer has no obligation to supply us with a minimum amount of, or any, COVID-19 tests. The manufacturer may choose not to supply us with a sufficient quantity of such tests in order to supply such tests to other distributors, or for any reason. In addition, the manufacturer may be unable to provide us with an adequate supply of COVID-19 tests for various reasons, including, among others, if it becomes insolvent, if a United States regulatory authority or other governments block the import or sale of the COVID-19 tests, if it fails to maintain its rights to manufacture the COVID-19 test, or if the owner of the underlying intellectual property fails to adequately maintain such intellectual property.

If there is little or no demand for the COVID-19 tests our business could be materially harmed.

While we have received a number of inquiries regarding the COVID-19 tests and expect to receive orders upon our receipt of a supply of COVID-19 tests, there is no guarantee that such inquiries will result in customer orders. If no orders for COVID-19 tests are made, our business will be materially harmed.

Our business may be adversely affected by the effects of the COVID-19 pandemic.

In December 2019, a novel strain of coronavirus, SARS-CoV-2, causing a disease referred to as COVID-19, was reported to have surfaced in Wuhan, China. It has since spread to multiple other countries; and, in March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. This pandemic has adversely affected or has the potential to adversely affect, among other things, the economic and financial markets and labor resources of the countries in which we operate, our manufacturing and supply chain operations, research and development efforts, commercial operations and sales force, administrative personnel, third-party service providers, business partners and customers, and the demand for some of our marketed products.

The COVID-19 pandemic has resulted in travel and other restrictions to reduce the spread of the disease, including governmental orders across the globe, which, among other things, direct individuals to shelter at their places of residence, direct businesses and governmental agencies to cease non-essential operations at physical locations, prohibit certain non-essential gatherings, maintain social distancing, and order cessation of non-essential travel. As a result of these recent developments, we have implemented work-from-home policies for a significant part of our employees. The effects of shelter-in-place and social distancing orders, government-imposed quarantines, and work-from-home policies may negatively impact productivity, disrupt our business, and delay our business timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course. Such restrictions and limitations may also negatively impact our access to regulatory authorities (which may be affected, among other things, by travel restrictions and may be delayed in responding to inquiries, reviewing filings, and conducting inspections). The COVID-19 pandemic may also result in the loss of some of our key personnel, either temporarily or permanently. In addition, our sales and marketing efforts may be impacted by postponement of face-to-face meetings and restrictions on access by non-essential personnel to hospitals or clinics, all of which could slow adoption and implementation of our marketed products, resulting in lower net product sales. For example, while the impact of shelter-in-place and social distancing orders, physicians’ office closures, and delays in the treatment of patients following the COVID-19 pandemic on our net product sales of our products for the three months ended March 31, 2020 was limited, overall demand was lower in April 2020 compared to the same period of 2019. In addition to other potential impacts of the COVID-19 pandemic on net product sales, we expect to see continued adverse impact on new patient starts for all products while these measures remain in place. See Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations” for a discussion of our net product sales. Demand for some or all of our marketed products may continue to be reduced while the shelter-in-place or social distancing orders are in effect and, as a result, some of our inventory may become obsolete and may need to be written off, impacting our operating results. These and similar, and perhaps more severe, disruptions in our operations may materially adversely impact our business, operating results, and financial condition.

Quarantines, shelter-in-place, social distancing, and similar government orders (or the perception that such orders, shutdowns, or other restrictions on the conduct of business operations could occur) related to COVID-19 or other infectious diseases are impacting personnel at our research and manufacturing facilities, our suppliers, and other third parties on which we rely, and may impact the availability or cost of materials produced by or purchased from such parties, which could result in a disruption in our supply chain.

In addition, infections and deaths related to COVID-19 may disrupt the United States’ healthcare and healthcare regulatory systems. Such disruptions could divert healthcare resources away from, or materially delay, FDA review and potential approval of our marketed products. It is unknown how long these disruptions could continue. Further, while we are focused on therapies to address the COVID-19 pandemic, our other product candidates may need to be de-prioritized. Any elongation or de-prioritization of our other products could materially affect our business.

While the potential economic impact brought by, and the duration of, the COVID-19 pandemic may be difficult to assess or predict, it is currently resulting in significant disruption of global financial markets. This disruption, if sustained or recurrent, could make it more difficult for us to access capital if needed. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock. The global COVID-19 pandemic continues to rapidly evolve. The ultimate impact of this pandemic is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, healthcare systems, or the global economy as a whole. These effects could have a material impact on our operations. To the extent the COVID-19 pandemic adversely affects our business, prospects, operating results, or financial condition, it may also materially affect our business.

Risks Related to the Healight Technology

We must rely on a third party to develop and commercialize the Healight Technology.

We must rely on Cedars-Sinai Medical Center to conduct testing and clinical trials of the Healight Technology (“Healight”). As a result, we are expected to remain dependent on a third party to conduct ongoing trials and the timing and completion of these trials will be partially controlled by such third party and may result in delays to the Healight development program. Nevertheless, we are responsible for ensuring that each of the trials is conducted in accordance with the applicable protocol and legal, regulatory, and scientific standards and our reliance on a third party does not relieve us of our regulatory responsibilities. If we or Cedars-Sinai Medical Center fail to comply with applicable requirements, the FDA may require to perform additional clinical tests.

There is no guarantee that Cedars-Sinai Medical Center will devote adequate time and resources to the Healight development activities or perform as contractually required. Furthermore, Cedars-Sinai Medical Center may also have relationships with other entities, some of which may be our competitors. If Cedars-Sinai Medical Center fails to meet expected deadlines, adhere to our clinical protocols, meet regulatory requirements, or otherwise performs in a substandard manner, or terminates its engagement with us, the timelines for the Healight technology development may be extend, delayed, suspended, or terminated.

The development of Healight faces uncertainties related to testing.

The development of Healight is based on scientific hypotheses and experimental approaches that may not lead to desired results. It is possible that the timeframe for obtaining proof of principle and other results may be considerably longer than originally anticipated, or may not be possible given time, resource, financial, strategic, and collaborator constraints. Success in one stage of testing is not necessarily an indication that the Healight program will succeed in later stages of testing and development. The discovery of unexpected side effects, inability to increase scale of manufacture, market attractiveness, regulatory hurdles, competition, as well as other factors may make the Healight technology unattractive of unsuitable for human use.

Risks Related to our Bylaws

Our Amended and Restated Bylaws provides that the Court of Chancery of the State of Delaware is the exclusive forum for certain litigation that may be initiated by our stockholders, including claims under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Amended and Restated Bylaws provides that the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim for breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents. Stockholders who do bring a claim in the Court of Chancery could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near the State of Delaware. The Court of Chancery may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition. Notwithstanding the foregoing, the exclusive provision shall not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the Exchange Act, or the Securities Act of 1933, as amended, or the Securities Act, or the respective rules and regulations promulgated thereunder.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities described in this prospectus as set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may offer using this prospectus and the related indenture. This section is only a summary and does not purport to be complete. You must look to the relevant form of debt security and the related indenture for a full understanding of all terms of any series of debt securities. The form of debt security and the related indenture have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless otherwise mentioned or unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the debt securities under the indenture that we will enter into with the trustee named in the indenture. The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in the applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

●	the title of the series of debt securities;

●	any limit upon the aggregate principal amount that may be issued;

●	the maturity date or dates;

●	the form of the debt securities of the series;

●	the applicability of any guarantees;

●	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

●	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

●	if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

●	the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

●	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

●	if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

●	the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

●	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

●	any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

●	whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities; and the depositary for such global security or securities;

●	if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

●	if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

●	additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

●	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

●	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

●	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

●	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

●	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

●	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

●	the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any, and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

●	any restrictions on transfer, sale or assignment of the debt securities of the series; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of our assets as an entirety or substantially as an entirety. However, any successor to or acquirer of such assets (other than a subsidiary of ours) must assume all of our obligations under the indenture or the debt securities, as appropriate.

Events of Default under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

●	if we fail to pay any installment of interest on any series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

●	if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

●	if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

●	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, of such series of debt securities due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

●	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

●	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

●	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

●	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;

●	such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the trustee in compliance with the request; and

●	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may change an indenture without the consent of any holders with respect to specific matters:

●	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

●	to comply with the provisions described above under “Description of Debt Securities—Consolidation, Merger or Sale;

●	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

●	to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

●	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

●	to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;

●	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

●	to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or

●	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

●	extending the fixed maturity of any debt securities of any series;

●	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or

●	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

The indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

●	provide for payment;

●	register the transfer or exchange of debt securities of the series;

●	replace stolen, lost or mutilated debt securities of the series;

●	pay principal of and premium and interest on any debt securities of the series;

●	maintain paying agencies;

●	hold monies for payment in trust;

●	recover excess money held by the trustee;

●	compensate and indemnify the trustee; and

●	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in the applicable prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating to any book-entry securities will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

●	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

●	register the transfer of or exchange of any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities, and any claim, controversy or dispute arising under or related to the indenture or the debt securities, will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

DESCRIPTION OF CAPITAL STOCK

General

This prospectus describes the general terms of our capital stock. For a more detailed description of our capital stock, you should read the applicable provisions of the Delaware General Corporation Law, or DGCL, and our charter and bylaws.

Our certificate of incorporation provides that we may issue up to 200,000,000 shares of common stock, par value $0.0001 per share, and up to 50,000,000 shares of preferred stock, par value $0.0001 per share, and permits our board of directors, without stockholder approval, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. As of June 1, 2020, there were 120,614,876 shares of our common stock outstanding and no shares of our preferred stock outstanding. Under Delaware law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

Holders of our common stock generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Holders of our common stock are entitled to receive dividends when authorized by our board of directors out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock. The outstanding shares of common stock are, and any shares offered by this prospectus will be when issued and paid for, fully paid and nonassessable.

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. In uncontested elections, directors are elected by a majority of all of the votes cast in the election of directors, and in contested elections, directors are elected by a plurality of all of the votes cast in the election of directors.

Preferred Stock

Our board of directors has the authority, without stockholder approval, to issue, at any time and from time to time, up to 50,000,000 shares of our preferred stock in one or more classes or series. Each such class or series shall have such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption as shall be determined by our board of directors and set forth in articles supplementary relating to such class or series. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of the common stock. Satisfaction of any dividend or liquidation preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends or liquidation amounts on common stock.

A prospectus supplement, relating to any offered class or series of preferred stock, will specify the following terms of such class or series, as applicable:

●	the designation and par value of such class or series of preferred stock,

●	the number of shares of such class or series of preferred stock offered, the liquidation preference per share and the offering price of such class or series of preferred stock,

●	the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such class or series of preferred stock,

●	whether dividends on such class or series of preferred stock are cumulative or not and, if cumulative, the date from which dividends on such class or series of preferred stock shall accumulate,

●	the provision for a sinking fund, if any, for such class or series of preferred stock,

●	the provision for redemption, if applicable, of such class or series of preferred stock,

●	any listing of such class or series of preferred stock on any securities exchange,

●	the preemptive rights, if any, of such class or series of preferred stock,

●	the terms and conditions, if applicable, upon which shares such class or series of preferred stock will be convertible into shares of our common stock or shares of any other class or series of our stock or other securities, including the conversion price (or manner of calculation thereof),

●	a discussion of any additional material federal income tax consequences applicable to an investment in such class or series of preferred stock,

●	the relative ranking and preferences of such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our Company,

●	any limitations on issuance of any class or series of stock ranking senior to or on parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our Company,

●	any voting rights of such class or series of preferred stock, and

●	any other specific terms, preferences, rights, limitations or restrictions of such class or series of preferred stock.

Transfer Agent and Registrar

The transfer agent of our common stock is Issuer Direct Corporation. Their address is 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560.

DESCRIPTION OF OTHER SECURITIES

Warrants

We may issue warrants to purchase the securities described in this prospectus. Unless otherwise provided in the applicable prospectus supplement, each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. Additional information regarding any warrants we may offer and the related warrant agreement will be set forth in the applicable prospectus supplement. As of June 1, 2020, the following warrants were outstanding:

●	255,055 warrants, issued between February of 2016 and August of 2017, exercisable into 255,055 shares of the Aytu common stock, with a weighted-average strike price of $122.55 and a weighted average expiration date of July 2022;

●	1,627,606 warrants, issued in March of 2018, exercisable into 1,627,606 shares of Aytu common stock, with a $10.80 strike price and set to expire in March 2023;

●	4,191,599 warrants issued in October 2018, exercisable into 4,191,599 shares of Aytu common stock, with a $1.50 strike price and set to expire in October 2023;

●	508,696 Placement Agent Warrants issued March 13, 2020, exercisable into 508,696 shares of Aytu common stock with a $1.4375 strike price and set to expire in March 2025;

●	3,000,000 warrants issued March 13, 2020, exercisable into 3,000,000 shares of Aytu common stock, with a $1.25 strike price and set to expire in March 2021;

●	1,040,000 Placement Agent Warrants issued March 13, 2020, exercisable into 1,040,000 shares of Aytu common stock with a $1.5625 strike price and set to expire in March 2025;

●	11,339,187 warrants issued March 23, 2020, exercisable into 11,339,187 shares of Aytu common stock, with a $1.47 exercise price, and set to expire in March 2021;

●	815,047 Placement Agent Warrants issued March 23, 2020, exercisable into 815,047 shares of Aytu common stock, with a $1.9938 strike price and set to expire in March 2025; and

●	348,103 warrants assumed as part of the February 14, 2020 Merger with Innovus Pharmaceuticals, Inc., exercisable into approximately 389,000 shares of Aytu common stock, with a weighted-average strike price of $22.81 and a weighted-average expiration date of March 2024.

Each of these warrants entitles the holder to purchase one share of common stock at prices ranging between $1.25 and $3,120, as converted, per share, with a weighted average exercise price of $3.78 per share. Certain of these warrants has a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. Each of these warrants also contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of dividends, share splits, reorganizations and reclassifications and consolidations. Certain of these warrants contain a provision requiring a reduction to the exercise price in the event we issue common stock, or securities convertible into or exercisable for common stock, at a price per share lower than the warrant exercise price.

Rights

We may issue rights to purchase our common stock, preferred stock, or warrants in one or more series. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which the underwriters will purchase any of the offered securities remaining unsubscribed after the expiration of the rights offering. In connection with a rights offering to our shareholders, we will distribute certificates evidencing the rights and an applicable prospectus supplement to our shareholders on the record date that we set for receiving rights in the rights offering.

The particular terms and provisions of the rights offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the prospectus supplement filed in respect of such units. This description will include, where applicable:

●	the title of the rights;

●	the securities for which the rights are exercisable;

●	the exercise price for the rights;

●	the date of determining the security holders entitled to the rights distribution;

●	the number of the rights issued to each security holder;

●	the extent to which the rights are transferable;

●	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the rights;

●	the date on which the right to exercise the rights shall commence, and the date on which the rights shall expire (subject to any extension);

●	the conditions to completion of the rights offering;

●	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the rights;

●	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities;

●	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the rights offering; and

●	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the right.

Units

We may issue units comprised of one or more of the securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement, if any, under which a unit is issued may provide that the securities comprising the unit may not be held or transferred separately, at any time or at any time before a specified date.

The particular terms and provisions of units offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the prospectus supplement filed in respect of such units. This description will include, where applicable:

●	the designation and aggregate number of units offered;

●	the price at which the units will be offered;

●	the currency or currencies in which the units are denominated;

●	the terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	the number of securities that may be purchased upon exercise of each unit and the price at which the currency or currencies in which that amount of securities may be purchased upon exercise of each unit;

●	any provisions for the issuance, payment, settlement, transfer, adjustment or exchange of the units or of the securities comprising the units; and

●	any other material terms of the units.

We reserve the right to set forth in a prospectus supplement specific terms of the units that are not within the options and parameters set forth in this prospectus. In addition, to the extent that any particular terms of the units described in a prospectus supplement differ from any of the terms described in this prospectus, the description of such terms set forth in this prospectus shall be deemed to have been superseded by the description of the differing terms set forth in such prospectus supplement with respect to such units.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, direct sales to the public, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, directly to one or more purchasers, or through any combination of these methods. The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We may issue securities to other companies or their security holders to acquire those companies or equity interests in those companies, or to acquire assets of those companies, through mergers or consolidations with us or any of our subsidiaries, or through the exchange of our securities for securities of the other companies, or through the exchange of assets of other companies for our securities, or through similar transactions. We may also issue securities to third parties to acquire patents or other intellectual property or licenses or similar rights to use patents or other intellectual property.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

●	the name or names of any underwriters or dealers, if any;

●	the purchase price of the securities and the proceeds we will receive from the sale;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

●	any public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

By Underwriters

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

By Dealers

If a dealer is utilized in the sale of any securities offered by this prospectus, we will sell those securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. We will set forth the names of the dealers and the terms of the transaction in the applicable prospectus supplement.

By Agents

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

By Direct Sales

We may also directly sell securities offered by this prospectus. In this case, no underwriters or agents would be involved. We will describe the terms of those sales in the applicable prospectus supplement.

Electronic Auctions

We also may make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of the securities, you will want to pay particular attention to the description of that system we will provide in an applicable prospectus supplement.

The electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which the securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of the electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Underwriters, dealers and agents that participate in the distribution of the securities offered by this prospectus may be deemed underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

We may authorize agents, dealers or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Some or all of the securities we offer, other than shares of common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third parties in such sale transactions will be identified in the applicable prospectus supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional securities in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing securities in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market, as compared to the price at which they may purchase securities through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the securities that could adversely affect investors who purchase securities in this offering. Stabilizing transactions permit bids to purchase the underlying security for the purpose of fixing the price of the security so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

Any underwriters who are qualified market makers on The Nasdaq Capital Market may engage in passive market making transactions in our common stock, preferred stock, warrants, units and debt securities, as applicable, on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Similar to other purchase transactions, an underwriter’s purchase to cover the syndicate short sales or to stabilize the market price of our securities may have the effect of raising or maintaining the market price of our securities or preventing or mitigating a decline in the market price of our securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the securities if it discourages resales of the securities.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the securities. If such transactions are commenced, they may be discontinued without notice at any time.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Certain legal matters in connection with the offered securities will be passed upon for us by Dorsey & Whitney LLP, Salt Lake City, Utah. Any underwriters or agents will be represented by their own legal counsel, who will be identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Aytu BioScience, Inc. at June 30, 2019 and 2018, and for each of the two years in the period ended June 30, 2019 have been audited by Plante & Moran, PLLC (successor to EKS&H LLLP), independent registered public accounting firm. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The abbreviated financial statements of the Pediatrics Product Portfolio of Cerecor Inc. at September 30, 2019 and December 31, 2018, and for the nine-month period ended September 30, 2019 and for the year ended December 31, 2018, incorporated by reference in Aytu BioScience, Inc.’s Current Report on Form 8-K/A dated January 10, 2020 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein, and incorporated herein by reference. Such abbreviated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2018 and 2017 and each of the two years in the period ended December 31, 2018 of Innovus Pharmaceuticals, Inc. incorporated by reference in Aytu BioScience Inc.’s Current Report on Form 8-K dated February 14, 2020 have been audited by Hall & Company, an independent registered public accounting firm, as stated in their reports. Such financial statements have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Up to $30,000,000

Common Stock

PROSPECTUS SUPPLEMENT

June 4, 2021